EXHIBIT 99.1

Delek Logistics Partners, LP Reports Fourth Quarter and Full Year 2017 Results

•	Declared quarterly distribution of $0.725 per limited partner unit; increased by 6.6 percent year-over-year

•	Reported fourth quarter 2017 net cash from operating activities of $9.8 million and distributable cash flow of $21.9 million

•	Announces agreement to acquire Big Spring logistics assets with approximately $40 million of forecasted annual EBITDA from Delek US

•	Announced formation of 50/50 joint venture with Green Plains Partners LP to acquire two light products terminals for $138.5 million

BRENTWOOD, Tenn., February 26, 2018 -- Delek Logistics Partners, LP (NYSE: DKL) ("Delek Logistics") today announced its financial results for the fourth quarter 2017. For the three months ended December 31, 2017, Delek Logistics reported net income attributable to all partners of $18.9 million, or $0.57 per diluted common limited partner unit. This compares to net income attributable to all partners of $15.3 million, or $0.47 per diluted common limited partner unit, in the fourth quarter 2016. Distributable cash flow was $21.9 million in the fourth quarter 2017, compared to $20.5 million in the prior-year period.

For the fourth quarter 2017, earnings before interest, taxes, depreciation and amortization ("EBITDA") was $31.2 million compared to $24.4 million in the prior-year period. The combination of a higher gross margin per barrel in west Texas, improved performance from the Paline Pipeline and the east Texas marketing agreement were the primary factors in the year-over-year increase.

For 2017, net income attributable to all partners was $69.4 million, or $2.09 per diluted common limited partner unit. This compares to net income attributable to all partners of $62.8 million, or $2.07 per diluted common limited partner unit for 2016. Net cash from operations was $87.7 million and distributable cash flow was $85.0 million in 2017 compared to net cash from operations of $100.7 million and distributable cash flow of $83.1 million in 2016. EBITDA was $115.0 million in 2017, compared to $97.3 million in 2016.

Uzi Yemin, Chairman and Chief Executive Officer of Delek Logistics' general partner, remarked: "Our operations performed well in the fourth quarter resulting in our highest quarterly EBITDA to date. At December 31, 2017, we had approximately $511 million of capacity on our credit facility and a total leverage ratio of approximately 3.8 times. This financial position supported the 6.6 percent year-over-year increase in our declared fourth quarter distribution. For 2017, our annual distribution declared per limited partner unit was 10.1 percent above 2016."

Yemin concluded, "I am excited about the future growth at Delek Logistics. We expect to close on the drop down of logistics assets from Delek US' Big Spring, Texas refinery in March with an effective date of March 1. These assets are expected to provide approximately $40.0 million of EBITDA on an annualized basis and will be financed with our existing borrowing capacity on the credit facility. Through our new joint venture with Green Plains Partners, we announced an agreement to acquire two third party terminals, which fits with our strategy to grow in our existing market areas. This joint venture should benefit from synergies between complementary assets and be better positioned to support Delek US' Tyler, Texas and El Dorado, Arkansas refineries and third party customers. The expansion of the Paline Pipeline capacity to 42,000 barrels per day is expected to be completed in early March and this should provide incremental growth from this asset as crude oil differentials support future shipments on this pipeline. We anticipate that the financial flexibility provided by our balance sheet and our focus on growth initiatives should support a distribution per limited partner unit increase of at least 10% annually through 2019."

Big Spring Logistics Asset Dropdown
On February 26, 2018, a definitive agreement was entered into with Delek US to acquire the Big Spring logistics assets, subject to customary closing conditions. These assets consist of storage tanks, terminals and a new marketing agreement associated with Delek US' Big Spring, Texas refinery. The expected annual EBITDA is $40.2 million and the purchase price is $315.0 million, which equates to a 7.8x EBITDA multiple. This dropdown will be financed through a combination of cash on hand and borrowings on the revolving credit facility.

This acquisition consists of the following assets and agreements:
Storage tanks and salt wells - Approximately 2.9 million barrels of aggregate shell capacity, consisting of 62 tanks, 4 salt wells and ancillary assets, including piping and pumps located at the refinery and at Duncan, Oklahoma.

Products terminals - An asphalt terminal that operated at 3,900 barrels per day during the second half of 2017 and a light products terminal with 54,000 barrels per day throughput capacity, which operated at 28,000 barrels per day during the second half of 2017.

Marketing agreement - As part of this transaction, Delek US will enter into a new wholesale marketing agreement whereby Delek Logistics will provide services necessary to market various refinery products produced at the Big Spring refinery. During the second half of 2017, total sales volume for products to be covered by this agreement was approximately 74,700 barrels per day.

In connection with the closing of the transaction, Delek US, Delek Logistics and various of their subsidiaries would enter into various long-term agreements for these assets. The transaction and related agreements were approved by the Conflicts Committee of Delek Logistics’ general partner, which is comprised solely of independent directors. The Conflicts Committee engaged Duff & Phelps to act as its financial advisor and Orrick, Herrington & Sutcliffe LLP to act as its legal counsel.

Joint Venture Formation and Terminal Acquisition
On February 20, 2018, Delek Logistics and Green Plains Partners LP (NASDAQ: GPP) announced the formation of a 50/50 joint venture, DKGP Energy Terminals LLC ("DKGP"). DKGP signed a membership interest purchase agreement to acquire two light products terminals from an affiliate of American Midstream Partners, LP (NYSE: AMID). These light products terminals are located in Caddo Mills, Texas and North Little Rock, Arkansas. The total purchase price for these assets is $138.5 million in cash. Subject to customary closing conditions and regulatory approvals, this transaction is expected to close in the first half of 2018.

If completed, DKGP is expected to consist of the assets purchased from an affiliate of American Midstream and assets contributed by Delek Logistics, with a total value of approximately $162.5 million. Taking into consideration the combination of the assets, synergies and future growth, the joint venture is currently forecasted to generate annualized EBITDA of approximately $19.2 million in 2019. Delek Logistics is expected to contribute to the joint venture its North Little Rock, Arkansas terminal with throughput capacity of 17,100 barrels per day and its Greenville tank farm located in Caddo Mills, Texas with approximately 330,000 barrels of aggregate shell capacity, which together will be valued at $24.0 million, along with $57.25 million in cash. Green Plains Partners will contribute $81.25 million in cash to DKGP. The DKGP board will oversee the newly formed joint venture and will appoint Delek Logistics as the operator with day-to-day operational responsibilities of the four terminals.

Distribution and Liquidity
On January 23, 2018, Delek Logistics declared a quarterly cash distribution for the fourth quarter of $0.725 per limited partner unit, which equates to $2.90 per limited partner unit on an annualized basis. This distribution was paid on February 12, 2018 to unitholders of record on February 2, 2018. This represents a 1.4 percent increase from the third quarter 2017 distribution of $0.715 per limited partner unit, or $2.86 per limited partner unit on an annualized basis, and a 6.6 percent increase over Delek Logistics’ fourth quarter 2016 distribution of $0.680 per limited partner unit, or $2.72 per limited partner unit annualized. For the fourth quarter 2017, the total cash distribution declared to all partners, including IDRs, was approximately $22.8 million. Based on the declared distribution for the fourth quarter 2017, the distributable cash flow coverage ratio for the fourth quarter was 0.96x. For 2017, the annual distributable coverage ratio was 0.97x.

As of December 31, 2017, Delek Logistics had total debt of approximately $422.6 million and cash of $4.7 million. Additional borrowing capacity, subject to certain covenants, under the $700.0 million credit facility was $511.1 million.

Financial Results
Revenue for the fourth quarter 2017 was $151.2 million compared to $124.7 million in the prior year period. The increase in revenue is primarily due to higher sales prices in the west Texas wholesale business. Total operating expenses were $12.3 million in the fourth quarter 2017, compared to $8.8 million in the fourth quarter 2016. This increase was primarily due to outside services, maintenance, variable expenses and employee expenses. Total segment contribution margin was $32.8 million in the fourth quarter 2017 compared to $27.2 million in the fourth quarter 2016. General and administrative expenses were $3.6 million for the fourth quarter 2017, compared to $2.3 million in the prior year period primarily due to professional services and employee expenses.

Pipelines and Transportation Segment
Contribution margin in the fourth quarter 2017 was $18.7 million compared to $16.8 million in the fourth quarter 2016. This change was primarily due to improved performance on the Paline Pipeline and Lion Pipeline system, partially offset by lower volume on the SALA system. During the fourth quarter 2017, the Paline Pipeline was a FERC regulated pipeline with a tariff established for potential shippers, compared to the prior year period when 10,000 barrels per day of the pipeline capacity was under contract with a third-party for a monthly fee. Operating expenses were $8.6 million in the fourth quarter 2017 compared to $6.9 million in the prior year period primarily due to outside services and variable costs.

Wholesale Marketing and Terminalling Segment
During the fourth quarter 2017, contribution margin was $14.0 million, compared to $10.3 million in the fourth quarter 2016. This increase was primarily due to improved performance in the west Texas wholesale operations and east Texas marketing agreement on a year-over-year basis. Operating expenses increased to $3.7 million in the fourth quarter 2017, compared to $1.8 million in the prior year period primarily due to outside services.

In the west Texas wholesale business, average throughput in the fourth quarter 2017 was 14,322 barrels per day compared to 13,906 barrels per day in the fourth quarter 2016. The wholesale gross margin in west Texas increased year-over-year to $5.18 per barrel and included approximately $1.7 million, or $1.26 per barrel, from renewable identification numbers (RINs) generated in the quarter. During the fourth quarter 2016, the wholesale gross margin was $1.96 per barrel and included $1.9 million from RINs, or $1.51 per barrel. On a year-over-year basis, continued growth in drilling activity in the Permian Basin increased fuel demand and improved the supply/demand balance, which led to improved performance in the west Texas wholesale business.

Average terminalling throughput volume of 130,547 barrels per day during the quarter increased on a year-over-year basis from 119,934 barrels per day in the fourth quarter 2016 primarily due to higher throughput at the Tyler, Texas terminal. During the fourth quarter 2017, average volume under the east Texas marketing agreement with Delek US was 78,810 barrels per day compared to 68,114 barrels per day during the fourth quarter 2016.

Fourth Quarter 2017 Results | Conference Call Information
Delek Logistics will hold a conference call to discuss its fourth quarter 2017 results on Tuesday, February 27, 2018 at 7:30 a.m. Central Time. Investors will have the opportunity to listen to the conference call live by going to www.DelekLogistics.com. Participants are encouraged to register at least 15 minutes early to download and install any necessary software. For those who cannot listen to the live broadcast, a telephonic replay will be available through May 27, 2018 by dialing (855) 859-2056, passcode 2677645. An archived version of the replay will also be available at www.DelekLogistics.com for 90 days.

Investors may also wish to listen to Delek US’ (NYSE: DK) fourth quarter 2017 earnings conference call on Tuesday, February 27, 2018 at 8:30 a.m. Central Time and review Delek US’ earnings press release. Market trends and information disclosed by Delek US may be relevant to Delek Logistics, as it is a consolidated subsidiary of Delek US. Investors can find information related to Delek US and the timing of its earnings release online by going to www.DelekUS.com.

About Delek Logistics Partners, LP
Delek Logistics Partners, LP, headquartered in Brentwood, Tennessee, was formed by Delek US Holdings, Inc. (NYSE: DK) to own, operate, acquire and construct crude oil and refined products logistics and marketing assets.

Safe Harbor Provisions Regarding Forward-Looking Statements
This press release contains “forward-looking” statements within the meaning of the federal securities laws. These statements contain words such as “possible,” “believe,” “should,” “could,” “would,” “predict,” “plan,” “estimate,” “intend,” “may,” “anticipate,” “will,” “if,” “expect” or similar expressions, as well as statements in the future tense, and can be impacted by numerous factors, including the fact that a substantial majority of Delek Logistics' contribution margin is derived from Delek US Holdings, thereby subjecting us to Delek US Holdings' business risks; risks relating to the securities markets generally; risks and costs relating to the age and operational hazards of our assets including, without limitation, costs, penalties, regulatory or legal actions and other effects related to releases, spills and other hazards inherent in transporting and storing crude oil and intermediate and finished petroleum products; the impact of adverse market conditions affecting the utilization of Delek Logistics' assets and business performance, including margins generated by its wholesale fuel business; an inability of Delek to successfully integrate the businesses of Delek and Alon USA Energy, Inc., to grow as expected and realize the synergies and the other anticipated benefits of its merger with Alon, which became effective as of July 1, 2017, as it relates to our potential future growth opportunities, including dropdowns, and other potential benefits; the results of our investments in joint ventures; adverse changes in laws including with respect to tax and regulatory matters and other risks as disclosed in our annual report on Form 10-K, quarterly reports on Form 10-Q and other reports and filings with the United States Securities and Exchange Commission. Forward looking statements include, but are not limited to, statements regarding future growth at Delek Logistics; the ability to close the acquisition of Big Spring logistics assets and the proposed timing and projected results thereof; the ability of the newly formed joint venture with Green Plains Partners LP to acquire additional assets, the amount of such acquisition, and the potential benefits therefrom; the ability to complete the expansion of the Paline Pipeline and the timing for and potential results of such expansion; future distributions and the amounts thereof; a new marketing agreement and the terms and benefits thereof; the availability of borrowing capacity. There can be no assurance that actual results will not differ from those expected by management or described in forward-looking statements of Delek Logistics. Delek Logistics undertakes no obligation to update or revise such forward-looking statements to reflect events or circumstances that occur, or which Delek Logistics becomes aware of, after the date hereof.

Non-GAAP Disclosures:
EBITDA, distributable cash flow and distributable cash flow coverage ratio are non-U.S. GAAP supplemental financial measures that management and external users of our combined financial statements, such as industry analysts, investors, lenders and rating agencies, may use to assess:

•
Delek Logistics' operating performance as compared to other publicly traded partnerships in the midstream energy industry, without regard to historical cost basis or, in the case of EBITDA, financing methods;

•	the ability of our assets to generate sufficient cash flow to make distributions to Delek Logistics' unitholders;

•	Delek Logistics' ability to incur and service debt and fund capital expenditures; and

•	the viability of acquisitions and other capital expenditure projects and the returns on investment of various investment opportunities.

Delek Logistics believes that the presentation of EBITDA, distributable cash flow and distributable cash flow coverage ratio provide useful information to investors in assessing its financial condition, its results of operations and the cash flow its business is generating. EBITDA, distributable cash flow and distributable cash flow coverage ratio should not be considered in isolation or as alternatives to net income, operating income, cash from operations or any other measure of financial performance or liquidity presented in accordance with U.S. GAAP. EBITDA, distributable cash flow and distributable cash flow coverage ratio have important limitations as analytical tools because they exclude some, but not all items that affect net income and net cash provided by operating activities. Additionally, because EBITDA and distributable cash flow may be defined differently by other partnerships in its industry, Delek Logistics' definitions of EBITDA and distributable cash flow may not be comparable to similarly titled measures of other partnerships. Please see the tables below for a reconciliation of EBITDA and distributable cash flow to their most directly comparable financial measures calculated and presented in accordance with U.S. GAAP. Also, please see the accompanying table providing the calculation of distributable cash flow coverage ratio.

Delek Logistics Partners, LP
Condensed Consolidated Balance Sheets (Unaudited)
	December 31,	December 31,
	2017	2016

	(In thousands)
ASSETS
Current assets:
Cash and cash equivalents	$4,675	$59
Accounts receivable	23,013	19,202
Accounts receivable from related parties	1,124	2,834
Inventory	20,855	8,875
Other current assets	783	1,071
Total current assets	50,450	32,041
Property, plant and equipment:
Property, plant and equipment	367,179	342,407
Less: accumulated depreciation	(112,111)	(91,378)
Property, plant and equipment, net	255,068	251,029
Equity method investments	106,465	101,080
Goodwill	12,203	12,203
Intangible assets, net	15,917	14,420
Other non-current assets	3,427	4,774
Total assets	$443,530	$415,547
LIABILITIES AND DEFICIT
Current liabilities:
Accounts payable	$19,147	$10,853
Excise and other taxes payable	4,700	4,841
Tank inspection liabilities	902	1,013
Pipeline release liabilities	1,000	1,097
Accrued expenses and other current liabilities	6,033	2,925
Total current liabilities	31,782	20,729
Non-current liabilities:
Long-term debt	422,649	392,600
Asset retirement obligations	4,064	3,772
Other non-current liabilities	14,260	11,730
Total non-current liabilities	440,973	408,102
Total liabilities	472,755	428,831
Deficit:
Common unitholders - public; 9,088,587 units issued and outstanding at December 31, 2017 (9,263,415 at December 31, 2016)	174,378	188,013
Common unitholders - Delek; 15,294,046 units issued and outstanding at December 31, 2017 (15,065,192 at December 31, 2016)	(197,206)	(195,076)
General partner - 497,604 units issued and outstanding at December 31, 2017 (496,502 at December 31, 2016)	(6,397)	(6,221)
Total deficit	(29,225)	(13,284)
Total liabilities and deficit	$443,530	$415,547

Delek Logistics Partners, LP
Condensed Consolidated Statements of Income (Unaudited)
	Three Months Ended December 31,		Year Ended December 31,

	2017	2016	2017	2016

	(In thousands, except unit and per unit data)
Net sales:
Affiliate	$39,706	$37,750	$156,280	$149,564
Third-party	111,501	86,930	381,795	298,495
Net sales	151,207	124,680	538,075	448,059
Operating costs and expenses:
Cost of goods sold	106,141	88,777	372,890	302,158
Operating expenses	12,288	8,753	43,274	37,198
General and administrative expenses	3,585	2,338	11,840	10,256
Depreciation and amortization	5,517	5,649	21,914	20,813
(Gain) on asset disposals	(22)	—	(20)	(16)
Total operating costs and expenses	127,509	105,517	449,898	370,409
Operating income	23,698	19,163	88,177	77,650
Interest expense, net	7,287	3,695	23,944	13,587
(Income) loss from equity method investments	(1,948)	435	(4,953)	1,178
Other income, net	—	—	(1)	—
Income before income tax (benefit) expense	18,359	15,033	69,187	62,885
Income tax (benefit) expense	(555)	(279)	(222)	81
Net income attributable to partners	18,914	15,312	69,409	62,804
Comprehensive income attributable to partners	$18,914	$15,312	$69,409	$62,804

Less: General partner's interest in net income, including incentive distribution rights	5,023	3,890	18,429	12,193
Limited partners' interest in net income	$13,891	$11,422	$50,980	$50,611

Net income per limited partner unit:
Common units - (basic)	$0.57	$0.47	$2.09	$2.08
Common units - (diluted)	$0.57	$0.47	$2.09	$2.07
Subordinated units - Delek (basic and diluted)	$—	$—	$—	$2.19

Weighted average limited partner units outstanding:
Common units - basic	24,366,291	24,310,962	24,348,063	22,490,264
Common units - diluted	24,382,560	24,366,999	24,376,972	22,558,717
Subordinated units - Delek (basic and diluted)	—	—	—	1,803,167

Cash distribution per limited partner unit	$0.725	$0.680	$2.835	$2.575

Delek Logistics Partners, LP
Condensed Consolidated Statements of Cash Flows (Unaudited)
(In thousands)

	Year Ended December 31,
	2017	2016

Cash Flow Data
Operating activities	$87,703	$100,707
Investing activities	(30,672)	(72,692)
Financing activities	(52,415)	(27,956)
Net increase	$4,616	$59

Delek Logistics Partners, LP
Reconciliation of Amounts Reported Under U.S. GAAP
	Three Months Ended December 31,		Year Ended December 31,
($ in thousands)	2017	2016	2017	2016
Reconciliation of net income to EBITDA:
Net income	$18,914	$15,312	$69,409	$62,804
Add:
Income tax (benefit) expense	(555)	(279)	(222)	81
Depreciation and amortization	5,517	5,649	21,914	20,813
Interest expense, net	7,287	3,695	23,944	13,587
EBITDA	$31,163	$24,377	$115,045	$97,285

Reconciliation of net cash from operating activities to distributable cash flow:
Net cash provided by operating activities	$9,799	$13,946	$87,703	$100,707
Changes in assets and liabilities	14,603	7,652	3,462	(14,861)
Maintenance and regulatory capital expenditures	(4,433)	(3,569)	(9,444)	(5,920)
Reimbursement from Delek for capital expenditures (1)	1,723	2,403	3,453	3,251
Accretion of asset retirement obligations	(73)	(67)	(292)	(266)
Deferred income taxes	269	173	111	173
Gain on asset disposals	22	—	20	16
Distributable Cash Flow	$21,910	$20,538	$85,013	$83,100

(1)
In the current year, the reimbursed capital expenditure amounts in the determination of distributable cash flow were revised to reflect the accrual of reimbursed capital expenditures from Delek rather than the cash amounts received for reimbursed capital expenditures during the years ended December 31, 2017 and 2016. This resulted in an increase to the distributable cash flow of $2.0 million and $1.4 million during the three months and year ended December 31, 2016, respectively.

Delek Logistics Partners, LP
Distributable Coverage Ratio Calculation
(In thousands)
	Three Months Ended December 31,		Year Ended December 31,
Distributions to partners of Delek Logistics, LP	2017	2016	2017	2016
Limited partners' distribution on common units	$17,677	$16,543	$69,057	$62,582
General partner's distributions	361	338	1,408	1,278
General partner's incentive distribution rights	4,739	3,656	17,389	11,159
Total Distributions to be paid	$22,777	$20,537	$87,854	$75,019

Distributable Cash Flow	$21,910	$20,538	$85,013	$83,100
Distributable cash flow coverage ratio (1)	0.96x	1.00x	0.97x	1.11x
(1) Distributable cash flow coverage ratio is calculated by dividing distributable cash flow by distributions to be paid in each respective period.

Delek Logistics Partners, LP
Segment Data (unaudited)

(In thousands)	Three Months Ended		Year Ended
	December 31,		December 31,
	2017	2016	2017	2016
Pipelines and Transportation
Net sales:
Affiliate	$27,327	$26,069	$109,298	$103,749
Third party	4,520	2,684	12,431	18,423
Total pipelines and transportation	31,847	28,753	121,729	122,172
Operating costs and expenses:
Cost of goods sold	4,519	5,024	18,210	19,425
Operating expenses	8,579	6,918	33,240	29,235
Segment contribution margin	$18,749	$16,811	$70,279	$73,512
Total Assets	$349,351	$337,349

Wholesale Marketing and Terminalling
Net sales:
Affiliate	$12,379	$11,681	$46,982	$45,815
Third party	106,981	84,246	369,364	280,072
Total wholesale marketing and terminalling	119,360	95,927	416,346	325,887
Operating costs and expenses:
Cost of goods sold	101,622	83,753	354,680	282,733
Operating expenses	3,709	1,835	10,034	7,963
Segment contribution margin	$14,029	$10,339	$51,632	$35,191
Total Assets	$94,179	$78,198

Consolidated
Net sales:
Affiliate	$39,706	$37,750	$156,280	$149,564
Third party	111,501	86,930	381,795	298,495
Total consolidated	151,207	124,680	538,075	448,059
Operating costs and expenses:
Cost of goods sold	106,141	88,777	372,890	302,158
Operating expenses	12,288	8,753	43,274	37,198
Contribution margin	32,778	27,150	121,911	108,703
General and administrative expenses	3,585	2,338	11,840	10,256
Depreciation and amortization	5,517	5,649	21,914	20,813
(Gain) on asset disposals	(22)	—	(20)	(16)
Operating income	$23,698	$19,163	$88,177	$77,650
Total Assets	$443,530	$415,547

Delek Logistics Partners, LP
Segment Capital Spending
(In thousands)
	Three Months Ended December 31,		Year Ended December 31,
Pipelines and Transportation	2017	2016	2017	2016
Maintenance capital spending	$4,079	$3,758	$8,643	$7,386
Discretionary capital spending	3,468	683	5,619	1,092
Segment capital spending	$7,547	$4,441	$14,262	$8,478
Wholesale Marketing and Terminalling
Maintenance capital spending	$1,693	$1,144	$2,461	$1,317
Discretionary capital spending	467	1,173	1,680	1,972
Segment capital spending	$2,160	$2,317	$4,141	$3,289
Consolidated
Maintenance capital spending	$5,772	$4,902	$11,104	$8,703
Discretionary capital spending	3,935	1,856	7,299	3,064
Total capital spending	$9,707	$6,758	$18,403	$11,767

Delek Logistics Partners, LP
Segment Data (Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
Pipelines and Transportation Segment:
Throughputs (average bpd)
Lion Pipeline System:
Crude pipelines (non-gathered)	58,497	58,353	59,362	56,555
Refined products pipelines	54,874	52,895	51,927	52,071
SALA Gathering System	15,013	16,518	15,871	17,756
East Texas Crude Logistics System	18,078	11,624	15,780	12,735
El Dorado Rail Offloading Rack	—	—	—	—

Wholesale Marketing and Terminalling Segment:
East Texas - Tyler Refinery sales volumes (average bpd)	78,810	68,114	73,655	68,131
West Texas marketing throughputs (average bpd)	14,322	13,906	13,817	13,257
West Texas marketing margin per barrel	$5.18	$1.96	$4.03	$1.43
Terminalling throughputs (average bpd)	130,547	119,934	124,488	122,350

Big Spring Logistics Drop Down and Marketing Agreement
Reconciliation of Forecasted Annualized EBITDA to Forecasted Net Income

($ in thousands)	Tanks, Terminals and Marketing Agreement

Forecasted Net income	$20,500
Add:
Income tax expense	—
Depreciation and amortization	5,100
Interest expense, net	14,600
Forecasted EBITDA	$40,200

DKGP Energy Terminals LLC
Reconciliation of Forecasted 2019 EBITDA to Forecasted Net Income
($ in thousands)	DKGP Joint Venture (1)

Forecasted Net income	$11,000
Add:
Income tax expense	—
Depreciation and amortization	8,200
Interest expense, net	—
Forecasted EBITDA	$19,200

1.	This amount represents the forecasted 2019 performance for the total joint venture. Each partner will record performance based on their respective percentage ownership in the joint venture.

Investor / Media Relations Contact:
Keith Johnson
Vice President of Investor Relations
615-435-1366